                                                                    EXHIBIT 99.1


(NABORS INDUSTRIES LOGO)                                            NEWS RELEASE

          NABORS POSTS RECORD EPS OF $1.11, NET OF HURRICANE CHARGES;
                      ANNOUNCES PLANS TO MOVE TO THE NYSE

HAMILTON, BERMUDA, OCTOBER 24, 2005, NABORS INDUSTRIES LTD. (AMEX: NBR), today announced its results for the third quarter and nine months ended September 30, 2005. Adjusted income derived from operating activities1 was $241.9 million for the third quarter compared to $84.1 million in the third quarter of 2004 and $173.8 million in the second quarter of this year. Net income was $178.9 million ($1.11 per diluted share) for the third quarter compared to $75.6 million ($0.48 per diluted share) in the third quarter of 2004 and $131.8 million ($0.82 per diluted share) in the second quarter of this year. For the nine months ended September 30, 2005, adjusted income derived from operating activities was $587.6 million, compared to $215.8 million in 2004. Net income for the first nine months of 2005 was $438.1 million ($2.73 per diluted share) compared to $193.7 million ($1.24 per diluted share) in the first nine months of 2004.

The Company also made public its intention to move the listing of its shares to the New York Stock Exchange (NYSE) by way of its filing today of a listing application with the NYSE. Trading of the shares is expected to commence on November 3, 2005 under the existing ticker symbol NBR. Until then Nabors stock will continue to trade on the American Stock Exchange.

Gene Isenberg, Nabors' Chairman and Chief Executive Officer commented on the results, "Our third quarter results were impressive particularly considering they include hurricane related net charges of approximately $0.03 per share. Nearly every one of our businesses contributed meaningfully to both the year-over-year and sequential quarterly improvement. Every sign, across all of our businesses, continues to reinforce our long-held conviction that this cycle will be more powerful and enduring than previous energy cycles. We are still seeing a surprisingly strong pricing environment across our North American land markets and the beginning of similar pricing momentum internationally as global rig demand substantially exceeds the industry's ability to add capacity. Our forward optimism is underpinned by our customer's powerful returns, as demonstrated by their willingness to commit to three-year term contracts for new rigs with deliveries as far away as 2007. The strength and breadth of demand for new higher specification rigs worldwide is warranting substantial capacity expansion. Nabors is utilizing its inherent cost and infrastructure advantages to capture a disproportionate share of this incremental demand with an increasing proportion of new built rigs and a significant but diminishing capacity for reactivating and upgrading existing rigs.

----------

(1) Adjusted income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (GAAP). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our company. A reconciliation of this non-GAAP measure to income before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading "Segment Reporting."

"Over the last two years our various subsidiaries have completed and deployed 14 new built drilling rigs and secured term commitments underwriting an additional 47 new rigs for a total of 61 new rigs. This puts us well on our way to fulfilling our expectation of deploying 100 incremental newly constructed rigs by mid-2007, as stated in last quarter's earnings release. We have a large number of pending proposals and ongoing discussions regarding further new rig commitments in all of our North American and international units. The majority of the rig commitments-to-date will be deployed by our U.S. Lower 48 Land Drilling unit but the magnitude of new rigs internationally is likely to become much larger over the next year. We are also continuing to add rig capacity with reactivated rigs, having completed 90 since the beginning of last year, with another 6 currently in process.

"The average gross margin per rig day in our U.S. Lower 48 Land Drilling unit increased more than expected to $7,603 in the quarter and are continuing to increase. We averaged 244 rigs operating during the quarter and expect to average over 250 in the fourth quarter. Canada posted better than expected results, despite a couple of weeks of adverse weather, illustrating that market's strong demand. Plans by our customers continue to show increased activity and longer duration contract commitments. Canada's Academy entity is constructing a total of 15 new drilling rigs and 20 coiled tubing / stem drilling rigs with most of the near-term drilling rig capacity dedicated to the U.S. Lower 48 Land Drilling operation.

"Our International business is beginning to show its potential with large increases in drilling programs planned in virtually every market where we operate or are pursuing. The largest potential exists in our Middle East and North Africa markets but sizeable programs are also being planned in several Latin American and other countries. Long lead times and bureaucratic bid processes make precise timing of these projects difficult to predict but we can uniquely provide our customers the greatest number of rigs in the shortest time. Our international unit currently has 8 new rigs and one existing Jackup (Dolphin
111) in various stages of construction or deployment in fulfillment of term contract commitments. These rigs are committed for work in multiple venues including Saudi Arabia, Venezuela, Algeria, Australia, Gabon and Angola. Over the last twelve months this unit's working rig count has increased by nearly 20 rigs (30%) and average rig margins have increased by approximately $800 per day over the same period. We expect to report even more significant increases in both rigs working and pricing over the next four quarters as this market further materializes.

"Our U.S. Offshore results were good considering the impact of two severe hurricanes during the quarter. This unit's fourth and first quarter results will reflect a small diminution of income as repairs to Barge Rig 300 and two jackups are completed. We did incur a total loss on one rig, SSD XII and are commencing construction on a replacement rig SSD XX as well as one additional rig SSD XXI, given the near 100% utilization this class of rig has achieved over the last several years. Likewise, given the strong demand for shallow water deep shelf drilling we are building another ultra-deep drilling Barge Rig 301. We are able to do so at a favorable capital costs by utilizing an existing posted barge hull and some components from our equipment inventory. The outlook for this unit is much improved and the net impact of the hurricanes is likely to be more than offset in future periods as we are seeing substantial increases in the demand and pricing for both our working and stacked Jackups and platform rigs in light of the reduced Jackup fleet and rapidly escalating rates.

"Our U.S. Land Well-Servicing unit continues to see strong market conditions and anticipates further pricing increases for the next several quarters as demand for rigs continues unabated. During the quarter we received the first three of 41 new 500 HP PLC Millennium workover rigs which should continue at 4 per month increasing to six per month over the next few quarters. This unique rig has been so well received by current and prospective customers that we have exercised our option for an additional 40 rigs. We are also proposing a number of these rigs for international customers. This unit also has 20 new truck mounted 200 HP rigs on order with the first deliveries to commence before the end of 2005 as well as a large quantity of trucks and trailers for increased capacity in its fluid hauling and disposal business. During the quarter we renamed this unit, Nabors Well Servicing, replacing the previous Pool name style, in order to better align the identity and synergies between this unit and our other businesses. All of our other units were in-line with our expectations and anticipate improving results from both pricing and volume as we move into 2006.

"While strong pricing improvement across all of our units will continue to be the largest component of our growth in the intermediate term, dramatic increases from new capacity should be the dominant factor in the longer-term. There appears to be no end to the opportunities we have at hand and for the first time in my tenure we can exercise a high degree of selectivity in evaluating the projects we pursue based upon the risk adjusted returns."

The Company will post a group of slides on its website (at approximately 11:30 a.m. Eastern Time) for interested investors to utilize in following the review of its business outlook during a conference call it will conduct, tomorrow Tuesday October 25, 2005, at 12:00 Noon Eastern Time (11:00 a.m. Central Time). The call can be accessed on our website at WWW.NABORS.COM, or through First Call at WWW.FIRSTCALLEVENTS.COM. The slides will be available on the Nabors website and can be viewed or downloaded by going to "Investor Information" and then to "Events Calendar". In addition, the customary format of the call regarding individual business unit margins and activity will be available in the slides on the website in that the call time will be more focused toward the outlook and the impact of the current capital spending opportunities.

The Nabors companies own and operate almost 600 land drilling and approximately 875 land workover and well-servicing rigs worldwide. Offshore, Nabors operates 43 platform rigs, 19 jack-up units and three barge rigs in the United States and multiple international markets. Nabors markets 28 marine transportation and supply vessels, primarily in the U.S. Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors actual results may differ materially from those indicated or implied by such forward-looking statements. FOR FURTHER INFORMATION, PLEASE CONTACT DENNIS A. SMITH, DIRECTOR OF CORPORATE DEVELOPMENT OF NABORS CORPORATE SERVICES, INC. AT (281) 775-8038. TO REQUEST INVESTOR MATERIALS, CALL OUR CORPORATE HEADQUARTERS IN HAMILTON, BERMUDA AT (441) 292-1510 OR VIA EMAIL AT DAN.MCLACHLIN@NABORS.COM.

                     NABORS INDUSTRIES LTD. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

                                   (UNAUDITED)

                                                                        THREE MONTHS ENDED                NINE MONTHS ENDED
                                                            ----------------------------------------   -------------------------
                                                                    SEPTEMBER 30,           JUNE 30,         SEPTEMBER 30,
                                                            ----------------------------------------   -------------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                       2005           2004          2005          2005          2004
                                                            -----------   -----------    -----------   -----------   -----------
Revenues and other income:
   Operating revenues                                       $   893,254   $   585,652    $   765,337   $ 2,442,319   $ 1,709,348
   Earnings (losses) from unconsolidated affiliates                  91          (292)         5,204         7,298         4,683
   Investment income                                             27,178        12,222         15,578        54,544        33,106
                                                            -----------   -----------    -----------   -----------   -----------
      Total revenues and other income                           920,523       597,582        786,119     2,504,161     1,747,137
                                                            -----------   -----------    -----------   -----------   -----------

Costs and other deductions:
   Direct costs                                                 500,552       378,084        454,584     1,429,762     1,137,065
   General and administrative expenses                           65,879        49,548         59,805       184,325       140,588
   Depreciation and amortization                                 73,673        64,229         70,982       212,843       185,560
   Depletion                                                     11,349         9,408         11,343        35,045        34,995
   Interest expense                                              11,195        10,533         11,333        33,265        37,779
   Losses (gains) on sales of long-lived assets,
     impairment charges and other expense (income), net          15,684         1,487          4,223        23,778        (3,339)
                                                            -----------   -----------    -----------   -----------   -----------
      Total costs and other deductions                          678,332       513,289        612,270     1,919,018     1,532,648
                                                            -----------   -----------    -----------   -----------   -----------

Income before income taxes                                      242,191        84,293        173,849       585,143       214,489

  Income tax expense                                             63,334         8,667         42,044       147,067        20,798
                                                            -----------   -----------    -----------   -----------   -----------
Net income                                                  $   178,857   $    75,626    $   131,805   $   438,076   $   193,691
                                                            ===========   ===========    ===========   ===========   ===========

Earnings per share (1):
   Basic                                                    $      1.14   $       .51    $       .84   $      2.82   $      1.30
   Diluted                                                  $      1.11   $       .48    $       .82   $      2.73   $      1.24

Weighted-average number of common shares outstanding (1):
  Basic                                                         157,209       149,089        157,440       155,605       148,646
                                                            -----------   -----------    -----------   -----------   -----------
  Diluted                                                       161,850       163,919        161,212       160,614       163,584
                                                            -----------   -----------    -----------   -----------   -----------


Adjusted income derived from operating activities (2)       $   241,892   $    84,091    $   173,827   $   587,642   $   215,823
                                                            ===========   ===========    ===========   ===========   ===========


(1) See "Computation of Earnings Per Share" included herein as a separate schedule.

(2) Adjusted income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (GAAP). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our company. A reconciliation of this non-GAAP measure to income before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading "Segment Reporting".


                                      1-1

                     NABORS INDUSTRIES LTD. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)


                                                   SEPTEMBER 30,     JUNE 30,     DECEMBER 31,
(IN THOUSANDS, EXCEPT RATIOS)                          2005            2005           2004
                                                   -------------    ----------    ------------
ASSETS
Current assets:
Cash and short-term investments                     $1,431,589     $1,061,288     $  900,551
Accounts receivable, net                               734,982        619,330        540,103
Other current assets                                   201,522        152,597        140,320
                                                    ----------     ----------     ----------
     Total current assets                            2,368,093      1,833,215      1,580,974
Long-term investments                                  208,269        518,070        510,496
Property, plant and equipment, net                   3,622,732      3,460,599      3,275,495
Goodwill, net                                          342,116        331,635        327,225
Other long-term assets                                 161,124        165,073        168,419
                                                    ----------     ----------     ----------
     Total assets                                   $6,702,334     $6,308,592     $5,862,609
                                                    ==========     ==========     ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt                   $  819,682     $  814,607     $  804,550
Other current liabilities                              483,068        426,923        394,766
                                                    ----------     ----------     ----------
     Total current liabilities                       1,302,750      1,241,530      1,199,316
Long-term debt                                       1,197,810      1,203,409      1,201,686
Other long-term liabilities                            635,622        573,044        532,214
                                                    ----------     ----------     ----------
     Total liabilities                               3,136,182      3,017,983      2,933,216
Shareholders' equity                                 3,566,152      3,290,609      2,929,393
                                                    ----------     ----------     ----------
     Total liabilities and shareholders' equity     $6,702,334     $6,308,592     $5,862,609
                                                    ==========     ==========     ==========



Cash, short-term and long-term investments          $1,639,858     $1,579,358     $1,411,047

Funded debt to capital ratio:
    - Gross                                           0.36 : 1       0.38 : 1       0.41 : 1
    - Net of cash and investments                      0.1 : 1       0.12 : 1       0.17 : 1
Interest coverage ratio:                                  24.5           21.1           14.1


                                      1-2

                     NABORS INDUSTRIES LTD. AND SUBSIDIARIES

                                SEGMENT REPORTING
                                   (UNAUDITED)

The following tables set forth certain information with respect to our reportable segments and rig activity:

                                                                       THREE MONTHS ENDED                      NINE MONTHS ENDED
                                                            ----------------------------------------     ---------------------------
                                                                  SEPTEMBER 30,            JUNE 30,            SEPTEMBER 30,
                                                            -------------------------     ----------     ---------------------------
(IN THOUSANDS, EXCEPT RIG ACTIVITY)                            2005           2004           2005           2005            2004
                                                            -----------    -----------    -----------    -----------    ------------
Reportable segments:
Operating revenues and Earnings from
  unconsolidated affiliates:
    Contract Drilling: (1)
      U.S. Lower 48 Land Drilling                           $   355,172    $   202,283    $   300,700        914,862        527,700
      U.S. Land Well-servicing                                  130,265         95,377        118,776        355,154        263,018
      U.S. Offshore                                              42,115         33,929         45,130        125,312         96,806
      Alaska                                                     18,159         16,982         21,955         64,882         66,020
      Canada                                                    131,348         89,293         76,720        381,470        289,964
      International                                             143,355        111,618        135,168        402,553        321,790
                                                            -----------    -----------    -----------    -----------    ------------
       Subtotal Contract Drilling (2)                           820,414        549,482        698,449      2,244,233      1,565,298

    Oil and Gas (3)                                              16,354         14,216         15,218         46,871         49,515
    Other Operating Segments (4)(5)                              81,753         41,408         78,729        229,398        150,086
    Other reconciling items (6)                                 (25,176)       (19,746)       (21,855)       (70,885)       (50,868)
                                                            -----------    -----------    -----------    -----------    ------------
      Total                                                 $   893,345    $   585,360    $   770,541    $ 2,449,617    $ 1,714,031
                                                            ===========    ===========    ===========    ===========    ============

Adjusted income (loss) derived from operating activities:
 Contract Drilling: (1)
   U.S. Lower 48 Land Drilling                              $   135,295    $    30,221    $   101,813    $   310,567    $    51,760
   U.S. Land Well-servicing                                      29,297         18,511         26,401         75,126         42,638
   U.S. Offshore                                                 12,883          4,507         12,498         32,392         14,120
   Alaska                                                         3,612          2,522          4,159         13,743         13,488
   Canada                                                        28,106         13,888             57         75,443         60,011
   International                                                 38,630         24,713         32,558        100,955         62,057
                                                            -----------    -----------    -----------    -----------    ------------
    Subtotal Contract Drilling (2)                              247,823         94,362        177,486        608,226        244,074

 Oil and Gas (3)                                                  3,998          4,018          2,869          7,741          9,420
 Other Operating Segments (4)(5)                                  7,465         (3,094)         7,982         18,997         (5,631)
 Other reconciling items (7)                                    (17,394)       (11,195)       (14,510)       (47,322)       (32,040)
                                                            -----------    -----------    -----------    -----------    ------------
    Total                                                       241,892         84,091        173,827        587,642        215,823
Interest expense                                                (11,195)       (10,533)       (11,333)       (33,265)       (37,779)
Investment income                                                27,178         12,222         15,578         54,544         33,106
Gains (losses) on sales of long-lived assets,
  impairment charges and other income (expense), net            (15,684)        (1,487)        (4,223)       (23,778)         3,339
                                                            -----------    -----------    -----------    -----------    ------------
Income before income taxes                                  $   242,191    $    84,293    $   173,849    $   585,143    $   214,489
                                                            ===========    ===========    ===========    ===========    ============


Rig activity:
Rig years: (8)
   U.S. Lower 48 Land Drilling                                    244.2          207.9          229.3          232.0          192.2
   U.S. Offshore                                                   15.7           14.0           17.2           16.2           14.4
   Alaska                                                           6.5            6.4            6.8            6.7            6.9
   Canada                                                          54.7           41.9           26.2           49.0           43.6
   International (9)                                               84.8           66.3           83.4           81.1           65.6
                                                            -----------    -----------    -----------    -----------    ------------
      Total rig years                                             405.9          336.5          362.9          385.0          322.7
                                                            ===========    ===========    ===========    ===========    ============
Rig hours: (10)
   U.S. Land Well-servicing                                     313,677        289,312        308,718        919,006        851,810
   Canada Well-servicing                                         89,329         86,676         60,297        263,962        272,145
                                                            -----------    -----------    -----------    -----------    ------------
      Total rig hours                                           403,006        375,988        369,015      1,182,968      1,123,955
                                                            ===========    ===========    ===========    ===========    ============

(1) These segments include our drilling, workover and well-servicing operations, on land and offshore.

(2) Includes Earnings (losses) from unconsolidated affiliates, accounted for by the equity method, of $(1.1) million, $(0.26) million and $1.2 million for the three months ended September 30, 2005 and 2004 and June 30, 2005, respectively, and $0.7 million and $1.9 million for the nine months ended September 30, 2005 and 2004, respectively.

(3) Represents our oil and gas exploration, development and production operations.

(4) Includes our marine transportation and supply services, drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations.

(5) Includes Earnings (losses) from unconsolidated affiliates, accounted for by the equity method, of $1.2 million, $(.03) million and $4.0 million for the three months ended September 30, 2005 and 2004 and June 30, 2005, respectively, and $6.6 million and $2.8 million for the nine months ended September 30, 2005 and 2004, respectively.

(6)  Represents the elimination of inter-segment transactions.


                                      1-3

(7) Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(8) Excludes well-servicing rigs, which are measured in rig hours. Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates. Rig years represents a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(9) International rig years include our equivalent percentage ownership of rigs owned by unconsolidated affiliates which totaled 4.0 years during the three months ended September 30, 2005 and 2004 and three months ended June 30, 2005, and 3.9 years and 4.0 years during the nine months ended September 30, 2005 and 2004, respectively.

(10) Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.



                     NABORS INDUSTRIES LTD. AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE
                                   (UNAUDITED)

A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:

                                                                        THREE MONTHS ENDED               NINE MONTHS ENDED
                                                                -----------------------------------    ----------------------
                                                                    SEPTEMBER 30,          JUNE 30,         SEPTEMBER 30,
                                                                -----------------------------------    ----------------------

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                           2005         2004         2005         2005         2004
                                                                 --------     --------     --------     --------     --------
Net income (numerator):
   Net income - basic                                            $178,857     $ 75,626     $131,805     $438,076     $193,691
   Add interest expense on assumed conversion of our
      zero coupon convertible/exchangeable senior
      debentures/notes, net of tax:
        $1.381 billion due 2021 (1)                                    --        3,119           --           --        9,299
        $700 million due 2023 (2)                                      --           --           --           --           --
                                                                 --------     --------     --------     --------     --------
   Adjusted net income - diluted                                 $178,857     $ 78,745     $131,805     $438,076     $202,990
                                                                 --------     --------     --------     --------     --------

   Earnings per share:
     Basic                                                       $   1.14     $    .51     $    .84     $   2.82     $   1.30
     Diluted                                                     $   1.11     $    .48     $    .82     $   2.73     $   1.24

Shares (denominator):
   Weighted-average number of shares outstanding - basic (3)      157,209      149,089      157,440      155,605      148,646
   Net effect of dilutive stock options, warrants and
      restricted stock awards based on the treasury
      stock method                                                  4,641        6,339        3,772        5,009        6,447
   Assumed conversion of our zero coupon
      convertible/exchangeable senior debentures/notes:
        $1.381 billion due 2021 (1)                                    --        8,491           --           --        8,491
        $700 million due 2023 (2)                                      --           --           --           --           --
                                                                 --------     --------     --------     --------     --------
   Weighted-average number of shares outstanding - diluted        161,850      163,919      161,212      160,614      163,584
                                                                 --------     --------     --------     --------     --------


(1) Diluted earnings per share for the three months ended September 30, 2005 and June 30, 2005 and for the nine months ended September 30, 2005 excludes approximately 8.5 million potentially dilutive shares initially issuable upon the conversion of these debentures. Such shares did not impact our calculation of diluted earnings per share for the three months ended September 30, 2005 and June 30, 2005, and for the nine months ended September 30, 2005 as we are required to pay cash up to the principal amount of any debentures converted resulting from the issuance of a supplemental indenture relating to the debentures in October 2004. We would only issue an incremental number of shares upon conversion of these debentures, and such shares would only be included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation, if the price of our shares exceeded approximately $97. Diluted earnings per share for the three and nine months ended September 30, 2004 reflects the assumed conversion of our $1.381 billion zero coupon convertible senior debentures due 2021, as the conversion in those periods would have been dilutive.

(2) Diluted earnings per share for the three months ended September 30, 2005, June 30, 2005 and September 30, 2004, and for the nine months ended September 30, 2005 and 2004 excludes approximately 10.0 million potentially dilutive shares initially issuable upon the exchange of our $700 million zero coupon senior exchangeable notes due 2023. Such shares did not impact our calculation of diluted earnings per share for the three months ended September 30, 2005, and June 30, 2005, and for the nine months ended September 30, 2005 as we are required to pay cash up to the principal amount of any notes exchanged as a result of the supplemental indenture issued for these notes during the fourth quarter of 2004. We would only issue an incremental number of shares upon exchange of these notes, and such shares would only be included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation, if the price of our shares exceeded $70.10. Such shares did not impact our calculation of diluted earnings per share for the three and nine months ended September 30, 2004 as the notes are contingently exchangeable under certain circumstances and would only be included in the calculation of the weighted-average number of shares outstanding-diluted if any of those criteria were met. Such criteria were not


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


     met during the three and nine months ended September 30, 2004. Based on the initial exchange price per share, these notes would have been exchangeable for our common shares during those periods if the closing sale price per share of Nabors' common shares for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter was greater than or equal to $84.12.

(3) Includes the following weighted-average number of common shares of Nabors and weighted-average number of exchangeable shares of Nabors Exchangeco (Canada) Inc., an indirect wholly-owned Canadian subsidiary of Nabors, respectively: 157.0 million and .2 million shares for the three months ended September 30, 2005; 148.8 million and .3 million shares for the three months ended September 30, 2004; 157.2 million and .2 million shares for the three months ended June 30, 2005; 155.4 million and .2 million shares for the nine months ended September 30, 2005; and 148.3 million and .3 million shares for the nine months ended September 30, 2004. The exchangeable shares of Nabors Exchangeco are exchangeable for Nabors common shares on a one-for-one basis, and have essentially identical rights as Nabors Industries Ltd. common shares, including but not limited to voting rights and the right to receive dividends, if any.


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